Exhibit 99.1

CHEMED CORPORATION RESPONDS TO LETTER FROM MMI INVESTMENTS, L.P.

CINCINNATI, March 16, 2009 – Chemed Corporation (Chemed) (NYSE:CHE), today announced that it has responded to the letter sent by MMI Investments, L.P. to the Board of Directors of Chemed on February 12, 2009.

The Company’s response explains that Chemed has carefully considered MMI’s proposal and that the Board of Directors of Chemed continues to believe that the interests of the Company’s stockholders would be best served by maintaining Chemed’s current corporate structure at this time.  Accordingly, Chemed does not currently intend to pursue a separation of its two businesses, VITAS and Roto-Rooter, as MMI has proposed.

The full text of the letter that Chemed sent to MMI follows:

March 16, 2009

MMI Investments, L.P.
1370 Avenue of the Americas
New York, NY 10019
Attention: Clay Lifflander

Dear Mr. Lifflander:

We welcome MMI’s interest in Chemed.  Together with our outside advisors, our Board of Directors has carefully reviewed the structural changes proposed by MMI and we have determined to leave Chemed’s structure unchanged at this time.

Chemed has a long history of creating value for its stockholders by prudently managing and monetizing its diverse portfolio of businesses.  The Board has recognized the benefits to Chemed and its stockholders of strategic divestitures, as evidenced by the Dubois Chemicals, Omnicare, National Sanitary Supply and Patient Care transactions.  The Board’s management has provided stockholders with solid and consistent returns.  Since the announcement of Chemed’s acquisition of VITAS in December 2003, Chemed’s stock has appreciated over 121%, at a compounded annual growth rate of over 15%.

As this track record clearly demonstrates, Chemed’s Board of Directors is always willing to make structural changes to advance the interests of the Company’s stockholders.  Due to our past success in unlocking value through spin-offs and other strategic transactions, the Chemed Board regularly discusses strategic alternatives for VITAS and Roto-Rooter, including their potential separation.  In fact, we began considering this possibility even prior to completing our acquisition of VITAS.

Chemed, pg. 2

We agree with the statement in your letter that, “A spin-off of one of Chemed’s businesses would be relatively simple…given Chemed’s discrete operating structure and minimal shared resources;” however it is important to note that this statement is true only because the Board has already positioned Chemed’s businesses to facilitate such a separation.  Although we firmly believe that our two businesses are currently more valuable to stockholders together than apart, due to our foresight and planning, we are well-positioned to separate the businesses if and when the time is right.

Upon receipt of your letter, the Board worked with our outside financial advisors, Lazard LLC and J.P. Morgan Securities,  Inc., and our outside counsel, Cravath, Swaine & Moore LLP, to refresh our analysis of Chemed’s current structure and to reconsider a potential separation of the businesses.  This recent review reconfirmed that executing a separation in the current market environment, including the current state of the equity and credit markets, would be risky and could impair, rather than create, value for Chemed’s current stockholders.  Value creation through a spin-off is dependent on either strong capital markets with demand for small-cap stocks or a vibrant M&A environment.  Based on our analysis, current stock market valuations and, as you termed it,  the “moribund” state of M&A, we believe that creating two smaller companies could be value destructive to our stockholders.

In summary, our track record of value-enhancing transactions and our actions to position VITAS and Roto-Rooter as distinct standalone entities demonstrates that the Board has long recognized the merits of the strategy MMI has proposed.  We agree that given the proper economic circumstances a separation could create substantial shareholder value.  However, we firmly believe that now is not the right time to implement this strategy.

As has been our practice, the Board of Directors of Chemed will continue to regularly review the benefits and feasibility of strategies designed to create shareholder value.  Once again, thank you for your input and for your interest in Chemed.

Sincerely,

Kevin J. McNamara

-more-

Chemed, pg. 3

About Chemed
Listed on the New York Stock Exchange and headquartered in Cincinnati, Ohio, Chemed Corporation (www.chemed.com) operates two wholly owned subsidiaries: VITAS Healthcare and Roto-Rooter. VITAS is the nation’s largest provider of end-of-life hospice care and Roto-Rooter is the nation’s leading provider of plumbing and drain cleaning services.

Forward Looking Statements
Statements in this press release or in other Chemed communications may relate to future events or Chemed’s future performance. Such statements are forward-looking statements and are based on present information Chemed has related to its existing business circumstances. Investors are cautioned that such forward-looking statements are subject to inherent risk and that actual results may differ materially from such forward-looking statements. Further, investors are cautioned that Chemed does not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations.

Contacts
David P. Williams Chemed Corporation 513-762-6901	Andy Brimmer / Andrew Siegel Joele Frank, Wilkinson Brimmer Katcher 212-355-4449

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